Exhibit 12.1

	Statement of Computation of Ratio of Earnings

	Drive Shack Inc.
	Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

(Amounts in 000's, except ratios)	Nine Months Ended	Years Ended December 31,
	September 30, 2017	2016	2015	2014	2013	2012
Pre-tax income (loss) from continuing operations before adjustment for income (loss) from equity investees	$(17,082)	$77,525	$21,253	$67,791	$139,725	$403,645
Fixed charges, as defined (A)	15,335	52,868	62,129	80,022	78,601	108,236
Distributed income (loss) of equity investees	-	-	-	-	1,069	-
Earnings, as defined	$(1,747)	$130,393	$83,382	$147,813	$219,395	$511,881
Combined fixed charges and preferred dividends, as defined (B)	19,520	58,448	67,709	85,602	84,181	113,816
Ratio of Earnings to Combined Fixed Charges	(C)	2.23	1.23	1.73	2.61	4.50

	Drive Shack Inc.
	Ratio of Earnings to Fixed Charges

	Nine Months Ended	Years Ended December 31,
(Amounts in 000's, except ratios)	September 30, 2017	2016	2015	2014	2013	2012

Pre-tax income (loss) from continuing operations before adjustment for income (loss) from equity investees	$(17,082)	$77,525	$21,253	$67,791	$139,725	$403,645
Fixed charges, as defined (A)	15,335	52,868	62,129	80,022	78,601	108,236
Distributed income (loss) of equity investees	-	-	-	-	1,069	-
Earnings, as defined	$(1,747)	$130,393	$83,382	$147,813	$219,395	$511,881
Fixed charges, as defined (A)	15,335	52,868	62,129	80,022	78,601	108,236
Ratio of Earnings to Fixed Charges	(D)	2.47	1.34	1.85	2.79	4.73

(A) Fixed charges, as defined:
Interest expense	$15,335	$52,868	$62,129	$80,022	$78,601	$108,236
Fixed charges, as defined	$15,335	$52,868	$62,129	$80,022	$78,601	$108,236

(B) Combined fixed charges and
preferred dividends, as defined:
Interest expense	$15,335	$52,868	$62,129	$80,022	$78,601	$108,236
Preferred dividends	4,185	5,580	5,580	5,580	5,580	5,580
Combined fixed charges as defined	$19,520	$58,448	$67,709	$85,602	$84,181	$113,816

(C) Earnings for the nine months ended September 30, 2017 were inadequate to cover fixed charges by $21,267.
(D) Earnings for the nine months ended September 30, 2017 were inadequate to cover fixed charges by $17,082.